UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 12, 2011 (August 10, 2011)

(Date of Report (Date of earliest event reported))

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700 Falls Church, VA		22042
(Address of principal executive offices)		(Zip Code)

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 10, 2011, DynCorp International Inc. (“DynCorp International”), a wholly owned subsidiary of Delta Tucker Holdings, Inc. (“Holdings”), entered into an amendment (the “Amendment”) that amended DynCorp International’s credit agreement, dated as of July 7, 2010 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among DynCorp, Holdings, the subsidiary guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

The Amendment, among other things, amends the Credit Agreement to re-set leverage and interest coverage covenant levels. Under the terms of the Amendment, the maximum total leverage ratio is 5.50x through the period ending June 29, 2012 and steps down to 3.25x over time, the amount of unrestricted cash permitted to be netted from the calculation of the total leverage ratio is $50.0 million, an increase from $25 million, and the minimum interest coverage ratio is 1.70x through the period ending June 29, 2012 and steps up to 2.25x over time.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Amendment is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Credit Agreement Amendment No. 2, dated as of August 10, 2011, by and among DynCorp International Inc., the subsidiary guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA TUCKER HOLDINGS, INC.

Date: August 12, 2011	By:	/s/ William T. Kansky
		Name:	William T. Kansky
		Title:	Senior Vice President and Chief Financial Officer